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                          AGREEMENT AND PLAN OF MERGER

                     DATED AS OF THE 30th DAY OF JULY, 1997

                                  BY AND AMONG

                                WESTERN BANCORP,

                                  WESTERN BANK

                                       AND

                                SANTA MONICA BANK









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

                            TABLE OF CONTENTS

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                         ARTICLE I.  THE MERGERS

SECTION 1.1.  Structure of the Merger. . . . . . . . . . . . . . . . . . . .  3

SECTION 1.2.  Effect on Outstanding Shares . . . . . . . . . . . . . . . . .  3
SECTION 1.3.  Election Procedures; Allocation. . . . . . . . . . . . . . . .  5
SECTION 1.4.  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . .  8
SECTION 1.5.  Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

                ARTICLE II.  CONDUCT PENDING THE MERGER

SECTION 2.1   Conduct of Business Prior to the
              Effective Time . . . . . . . . . . . . . . . . . . . . . . . . 11
SECTION 2.2   Forbearance. . . . . . . . . . . . . . . . . . . . . . . . . . 11
SECTION 2.3.  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . 14

             ARTICLE III.  REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties of
              the Company. . . . . . . . . . . . . . . . . . . . . . . . . . 15
SECTION 3.2.  Representations and Warranties of Western. . . . . . . . . . . 32

                         ARTICLE IV.  COVENANTS

SECTION 4.1.  Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . 48
SECTION 4.2.  Certain Policies of the Company. . . . . . . . . . . . . . . . 48
SECTION 4.3.  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . 49
SECTION 4.4.  Access and Information . . . . . . . . . . . . . . . . . . . . 50
SECTION 4.5.  Certain Filings, Consents
              and Arrangements . . . . . . . . . . . . . . . . . . . . . . . 50
SECTION 4.6.  Indemnification; Directors'
              and Officers' Insurance. . . . . . . . . . . . . . . . . . . . 51
SECTION 4.7.  Additional Agreements. . . . . . . . . . . . . . . . . . . . . 53
SECTION 4.8.  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 4.9.  Registration Statement . . . . . . . . . . . . . . . . . . . . 54
SECTION 4.10. Shareholders' Meetings . . . . . . . . . . . . . . . . . . . . 54
SECTION 4.11. Notification of Certain Matters. . . . . . . . . . . . . . . . 55
SECTION 4.12. No Acquisitions of Company Common Stock. . . . . . . . . . . . 55
SECTION 4.13. Securities Act . . . . . . . . . . . . . . . . . . . . . . . . 55
SECTION 4.14. Tax-Free Reorganization Treatment. . . . . . . . . . . . . . . 56
SECTION 4.15. Shareholder Agreements . . . . . . . . . . . . . . . . . . . . 56
SECTION 4.16. Director and Officer Resignations. . . . . . . . . . . . . . . 56

                 ARTICLE V.  CONDITIONS TO CONSUMMATION

SECTION 5.1.  Conditions to All Parties' Obligations . . . . . . . . . . . . 56
SECTION 5.2.  Conditions to the Obligations
              of Western . . . . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 5.3.  Conditions to the Obligation of
              the Company. . . . . . . . . . . . . . . . . . . . . . . . . . 60

                       ARTICLE VI.  TERMINATION

SECTION 6.1.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 61
SECTION 6.2.  Effect of Termination. . . . . . . . . . . . . . . . . . . . . 62

            ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

SECTION 7.1.  Effective Date and Effective Time. . . . . . . . . . . . . . . 64

                     ARTICLE VIII.  OTHER MATTERS

SECTION 8.1.  Certain Definitions; Interpretation. . . . . . . . . . . . . . 64
SECTION 8.2.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
SECTION 8.3.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
SECTION 8.4.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 66
SECTION 8.5.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 66
SECTION 8.6.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . 66
SECTION 8.7.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
SECTION 8.8.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
SECTION 8.9.  Entire Agreement; Etc. . . . . . . . . . . . . . . . . . . . . 67
SECTION 8.10. Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 67



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                              INDEX OF DEFINED TERMS


Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . .  2, 18, 47
Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
BHC Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
BIF. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Company Book Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Company Disclosure Letter. . . . . . . . . . . . . . . . . . . . . . . . . . 14
Company Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Company ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Company ERISA Affiliate Plan . . . . . . . . . . . . . . . . . . . . . . . . 22
Company Pension Employee . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Company Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Company Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Company Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
Covered Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Dissenters' Rights Condition . . . . . . . . . . . . . . . . . . . . . . . . 58
Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Environmental Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
FDIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Federal Reserve Board. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Government Regulators. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Hazardous Substance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Material . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Maximum Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Monarch. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Monarch Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Monarch Disclosure Letter. . . . . . . . . . . . . . . . . . . . . . . . . . 31
Monarch Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Monarch ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Monarch ERISA Affiliate Plan . . . . . . . . . . . . . . . . . . . . . . . . 38
Monarch Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Monarch Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Monarch Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33



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

Monarch Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
OREO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Regulatory Agencies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Securities Exchange Act. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Significant Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 31
SRO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
State Regulator. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63



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          AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of July, 1997
(this "Plan"), by and among Western Bancorp, a California corporation ("Western"), Western Bank, a California banking corporation ("Western Bank"), and Santa Monica Bank, a California banking corporation (the "Company").


                                    RECITALS:

          A. WESTERN. Western is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with its principal executive offices located in Newport Beach, California. As of the date hereof, Western has (i) 100 million authorized shares of common stock, no par value ("Western Common Stock"), of which no more than 7,514,155 shares were outstanding as of the date hereof (including 444,044 shares to be issued upon the completion of the exercise of certain options and warrants), (ii) 5 million authorized shares of preferred stock, none of which were outstanding, and (iii) no other class of capital stock authorized. Western is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

          B. WESTERN RIGHTS, ETC. Western does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Western Rights"), except pursuant to the options, warrants, awards and other rights described on Annex 1 (which includes details on the terms and conditions of any such Western Rights, including the grantee, vesting periods and exercise prices of any options and the exercise price of any warrants).

          C. WESTERN BANK. Western Bank is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with its principal executive offices located in Los Angeles,

California. As of the date hereof, Western owns all of the issued and outstanding common stock, no par value, of Western Bank ("Western Bank Common Stock"), of which there were no shares to be issued upon the completion of the exercise of options, warrants and awards. Western Bank is a bank licensed by the California Commissioner of Financial Institutions (the "Commissioner").

          D. WESTERN BANK RIGHTS, ETC. Western Bank does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock.

          E. THE COMPANY. The Company is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with its principal executive offices located in Santa Monica, California. As of the date hereof, the Company has (i) 50,000,000 authorized shares of common stock, par value $3.00 per share ("Company Common Stock"), of which no more than 7,077,332 shares were outstanding as of the date hereof (including 16,224 shares to be issued upon the completion of the exercise of certain options, warrants and awards) and (ii) no other class of capital stock authorized. The Company is a bank licensed by the Commissioner.

          F. COMPANY RIGHTS, ETC. The Company does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Company Rights"), except pursuant to the options, warrants, awards and other rights described on Annex 2 (which includes details on the terms and conditions of any Company Rights, including the grantee, vesting periods and exercise prices of any options).

          G. BOARD APPROVALS. The respective Boards of Directors of Western, Western Bank and the Company have duly approved this Plan and have duly authorized its execution and delivery.

          H. INTENTION OF THE PARTIES. Except under the circumstances described in Section 1.3(c)(iii) of this Plan, it is the intention of the parties to this Plan that the Merger (as hereinafter defined) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                             ARTICLE I.  THE MERGERS

          SECTION 1.1. STRUCTURE OF THE MERGER. On the Effective Date (as defined in Section 7.1), the Company will merge (the "Merger", which term shall include the merger identified in Section 1.3(c)(iii)(B) unless the context otherwise requires) with and into Western Bank, with Western Bank being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the California General Corporation Law ("CGCL"). At the Effective Time (as defined in Section 7.1), the articles of incorporation and by-laws of the Surviving Corporation shall be the articles of incorporation and by-laws of Western Bank in effect immediately prior to the Effective Time, except that the articles of incorporation shall provide that the name of the Surviving Corporation shall be Santa Monica Bank. At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Western Bank except that Aubrey L. Austin shall be elected to the board of directors and shall be named the Chairman, President and Chief Executive Officer of the Surviving Corporation.

          SECTION 1.2.  EFFECT ON OUTSTANDING SHARES.
          (a) (i) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time (other than (x) shares the holder of which, pursuant to any applicable law providing for dissenters' or appraisal rights, is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"), and (y) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) (the aggregate number of all such shares being hereinafter referred to as the "Outstanding Company Share Number") shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of this Section 1.2(a), the other provisions of this Section 1.2 and Section 1.3, either:

          (A) $28 in cash without interest (the "Cash Consideration"), or

          (B) 0.875 shares of Western Common Stock (the "Conversion Number") (as it may be increased as described in this Section 1.2(a), the "Stock Consideration");

     provided that, subject to Section 1.3(c)(iv), no more than 50% of the outstanding shares of Company Common Stock shall be converted into the right to receive Stock Consideration (such number of shares of Company Common Stock, the "Stock Number"), and provided further that, at any time prior to the Company's Meeting, Western, at its sole option, may increase the Stock Consideration, and thereafter in the event that the condition set forth in Section 5.1(g) is not fulfilled or waived, Western, at its sole option, may increase the Stock Consideration to the extent necessary to permit such condition to be fulfilled.

          (b) As of the Effective Time, each share of Company Common Stock held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto. If Western effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and before the Effective Time, the Conversion Number shall be appropriately adjusted.

          (c) No fractional shares of Western Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Western Common Stock pursuant to Section 1.2(a), a cash adjustment will be paid to holders in respect of any fractional share of Western Common Stock that would otherwise be issuable. The amount of such cash adjustment (the "Cash In Lieu") shall be equal to such fractional proportion of the price of a share of Western Common Stock as of the close of business on the day immediately prior to the Effective Time (the "Value Date").

          (d) The shares of Western Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

          SECTION 1.3.  ELECTION PROCEDURES; ALLOCATION.
(a) Subject to allocation and proration in accordance with the provisions of this Section 1.3, each record holder of shares of the Company Common Stock (other than Dissenters' Shares and shares of Company Common Stock to be canceled in accordance with Section 1.2(b)) immediately prior to the Election Deadline (as defined below) will be entitled to elect to receive Cash Consideration in respect of all or some of the shares of Company Common Stock ("Cash Election Shares") formerly held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by Western and reasonably acceptable to the Company (an "Election Form"). Any shares of Company Common Stock (other than Dissenters' Shares and shares of Company Common Stock to be canceled in accordance with Section 1.2(b)) with respect to which the record holder thereof shall not, as of the Election Deadline, have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be shares with respect to which such holder has elected to receive the Stock Consideration ("Stock Election Shares"). A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

          (b) Not later than the 35th calendar day prior to the anticipated Effective Date or such other date as the

Parties may agree in writing (the "Mailing Date"), Western shall mail an Election Form, together with appropriate transmittal materials, to each holder of record of Company Common Stock immediately prior to the Mailing Date. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., California time, on the 30th calendar day after the Mailing Date (or such other time and date as Western and the Company may mutually agree)(the "Election Deadline"), and accompanied by the certificates formerly representing all the shares of Company Common Stock ("Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Such bank or trust company as Western shall elect (which may be a subsidiary of Western) shall act as exchange agent (the "Exchange Agent"). Western shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Western (or of the Exchange Agent) shall be conclusive and binding. Neither Western nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and Western shall also make all computations contemplated by this Section 1.3, and all such computations shall be conclusive and binding on the former holders of Company Common Stock absent manifest error. Shares of Company Common Stock covered by an Election Form which is not effective shall be treated as Stock Election Shares. Any Election may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent on or prior to the Election Deadline.

          (c) Within 5 days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Western shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Stock Consideration or Cash Consideration in the Merger in accordance with the Election Forms as follows:

          (i) If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, subject to

     Section 1.3(c)(iii) below, (A) each Stock Election Share shall be deemed to be converted into the right to receive the Stock Consideration and
     (B) each Cash Election Share shall be deemed to be converted into the right to receive the Cash Consideration.

          (ii) Subject to Section 1.3(c)(iv) below, if the number of Stock Election Shares is greater than the Stock Number, then (A) each Cash Election Share shall be deemed to be converted into the right to receive Cash Consideration and (B) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares not so converted shall equal as closely as practicable the Stock Number; each such Stock Election Share so converted into a Cash Election Share shall be deemed to be converted into the right to receive the Cash Consideration and each Stock Election Share not so converted shall be deemed to be converted into the right to receive the Stock Consideration.

          (iii) Notwithstanding the foregoing, if the aggregate amount of Cash Consideration to be paid in the Merger according to the allocation procedures set forth above plus (i) the amount of Cash in Lieu distributed to former holders of Company Common Stock in the Merger and (ii) amounts paid or payable with respect to any Dissenters' Shares (the "Cash Amount") would exceed 60% of the sum of the Cash Amount and the aggregate value of the Stock Consideration (determined by reference to the closing price per share of Western Common Stock, as reported on the NASDAQ National Market, on the Value Date) to be delivered in the Merger, and Western does not elect to increase the Stock Consideration to permit the condition set forth in Section 5.1(g) to be fulfilled, such condition shall be waived and each share of Company Common Stock shall be deemed to be converted into the right to receive the Cash Consideration. In such event, (A) the covenant in Section 4.14 shall be deemed waived by all parties hereto, (B) the Merger shall be effected by the merger of a DE NOVO wholly-owned Subsidiary of Western into the Company, with the Company being the Surviving Corporation for all purposes herein, (C) the Effective

     Time shall be not later than 10 business days after the Election Deadline and (D) the agreement of merger to be executed and filed on the Effective Date pursuant to Section 7.1 shall reflect the foregoing. Promptly after such merger, the Surviving Corporation shall combine with Western Bank, under the name Santa Monica Bank.

          (iv) At the sole discretion of Western, the number of Stock Election Shares may be greater than the Stock Number.

          SECTION 1.4. EXCHANGE PROCEDURES. (a) As of the Effective Time, Western shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with Section 1.3 and this Section 1.4, the Cash Consideration, the Stock Consideration and the Cash In Lieu (such Cash Consideration, Stock Consideration and Cash in Lieu, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Sections 1.2 and 1.3 and deposited pursuant to this Section
1.4 in exchange for outstanding shares of Company Common Stock.

          (b) The letter of transmittal which accompanies the Election Form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) shall be in a form and contain any other provisions as Western may reasonably determine. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration, Stock Consideration and/or Cash in Lieu as provided herein and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Cash Consideration or the Cash In Lieu and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a certificate representing the proper number of shares of Western Common Stock and/or a check for the Cash Consideration or Cash In Lieu, may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Western, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

          (c) Whenever a dividend or other distribution is declared by Western on Western Common Stock, the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan; PROVIDED that no dividend or other distribution declared or made on Western Common Stock shall be paid to the holder of any Certificate with respect to the shares of Western Common Stock represented thereby until the holder of such Certificate shall duly surrender such Certificate in accordance with this Section 1.4. Following such surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Western Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, having a record date after the Effective Time and a payment date prior to surrender, payable with respect to such whole shares of Western Common Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions, having a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender payable with respect to such whole shares of Western Common Stock.

          (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to Western or the Surviving Corporation after the Effective Time, they shall be canceled and exchanged for the Stock Consideration, Cash Consideration and/or Cash in Lieu as provided for in this Article I.

          (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Western Common Stock) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid by the Exchange Agent to Western. Any shareholders of the Company who have not theretofore complied with this Section 1.3 shall thereafter look only to Western for payment of the Cash Consideration, Stock Consideration, Cash In Lieu and any unpaid dividends and distributions on the Western Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan, in each case, without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Western (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Western, Western Bank, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Western, the posting by such person of a bond in such amount as Western may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, the Stock Consideration and the Cash In Lieu deliverable (and any unpaid dividends and distributions) in respect thereof pursuant to this Plan.

          SECTION 1.5. OPTIONS. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock, which is outstanding and unexercised immediately prior to the Effective Time, shall be adjusted so as to entitle the grantee thereof to receive, in lieu of the share of Company Common Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the Cash Consideration and (y) the per share exercise price applicable to such option by
(ii) the number of such shares of Company Common Stock subject to such option. The Company agrees to take or cause to be taken all action necessary under its Stock Option Plan (the "Company Stock Option Plan") to provide for such adjustment. As soon as practicable after the Effective Time (but in any event prior to the seventh day after the Effective Time), Western will make the payments required to be made to grantees of options under this Section 1.5.


                     ARTICLE II.  CONDUCT PENDING THE MERGER

          SECTION 2.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, each of Western, Western Bank and the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Western, Western Bank or the Company to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 8.1 hereof) on either Western, Western Bank or the Company.

          SECTION 2.2 FORBEARANCE. During the period from the date of this Plan to the Effective Time, the Company shall not, except in the ordinary course of business consistent with past practices and in conformity with all applicable policies and procedures and except as listed in the Company Disclosure Letter (as defined in Section 3.1 hereof), without the prior consent of Western (it being understood that, except as otherwise specified herein, for purposes of this Section 2.2, a consent shall be deemed given if, within 3 business days after a request for any such consent is made by the Company in the manner prescribed by Section 8.8 hereof, Western does not object to the action for which the consent is requested):

          (a) incur any indebtedness for borrowed money (other than Federal Funds borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

          (b) except as contemplated in Schedule 2.2(b) hereto, adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, or issue any additional shares of capital stock except pursuant to the exercise of stock options, warrants, awards and other rights outstanding as of the date hereof as set forth on Annex 2 and on the terms in effect on the date hereof;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except (i) pursuant to contracts or agreements in force as of the date of this Plan or (ii) any such action or series of related actions which result in a pre-tax loss of not more than $250,000;

          (d) make any capital expenditures in amounts not exceeding $200,000 individually or $250,000 in the aggregate;

          (e) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 3.1(p) hereof), with or for the benefit of any employee, other than (A) general increases in compensation for employees,(B) bonuses which have been accrued on the 1997 financial statements or (C) any amendment required by applicable law (provided that any such amendment shall provide the least increase to cost permitted under such applicable law), or (ii) voluntarily accelerate the vesting of any stock options or other compensation or benefit;

          (f) (i) in individual amounts not to exceed $250,000 or in securities transactions as provided in (f)(ii) below, make any investment either by contributions to capital, property transfers, or purchases of any property or assets of any person, PROVIDED that the Company shall not make any acquisition of business operations without Western's prior consent, or

          (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of three years or less, purchase or acquire securities of any type; PROVIDED, HOWEVER, that, in the case of investment securities, the Company may purchase investment securities in an aggregate amount in excess of $250,000 only if, within one business day after the Company requests that Western consent to the making of any such purchase, Western has consented to the amount of such purchase in excess of $250,000;

          (g) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $250,000;

          (h) settle any claim, action or proceeding involving any liability of the Company for money damages in excess of $250,000 or material restrictions upon the operations of the Company;

          (i) in amounts less than $250,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim; PROVIDED, HOWEVER, that the Company may take any such action if, within two business days after it requests in writing (which request shall include information and analyses sufficient for Western to assess the proposed action) that Western consent to the taking of such action, Western has approved such request in writing or has not responded in writing to such request;

          (j) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except any loans or advances (provided that the Company shall seek authorization for any loan or advance in excess of $3,000,000) as to which the Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by the Company in writing to Western prior to the execution of this Plan;

          (k) except as contemplated by Section 4.2 hereof, change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors;

          (l) subject to the provisions of Section 6.1(f), engage in any merger, consolidation or other similar transaction with, or acquire a significant portion of the capital stock or assets of, any other corporate or other entity except in connection with foreclosures and collections on secured interests;

          (m)  amend its articles of incorporation or its by-laws; or

          (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

          SECTION 2.3. COOPERATION. (a) Each of Western, Western Bank and the Company shall cooperate with each other in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Sections 2.1 or 2.2.

          (b) Without limiting the generality of the foregoing, each of Western and the Company shall have the right to have one of its representatives present at all loan committee meetings or meetings of similar purpose of the other party or the other party's Subsidiaries, and each party shall give notice to the other party of any such meeting at least one business day prior to such meeting. In addition, Aubrey L. Austin shall have the right to attend all meetings of the board of directors of Western and Western Bank, and Matthew P. Wagner or his designee shall have the right to attend all meetings of the Company's board of directors, and each party shall give notice to the other party of any such meeting at least one business day prior to such meeting.


                  ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Western and Western Bank that, except as to the matters disclosed in a letter of the Company delivered to Western and Western Bank on or prior to the date hereof, which disclosures shall be deemed to be made with respect to any applicable representation notwithstanding the specific section references therein (the "Company Disclosure Letter"):

          (a) RECITALS TRUE. The facts set forth in the Recitals of this Plan with respect to the Company are true and correct.

          (b) CAPITAL STOCK. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and (subject to applicable California Law) non-assessable and are not subject to any preemptive rights.

          (c) DUE ORGANIZATION AND QUALIFICATION. The Company is duly organized, validly existing and in good standing under the laws of State of California, is a member of the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") and all of its deposits are subject to assessment by the BIF.

          (d) CORPORATE AUTHORITY. The Company has the corporate power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on the Company) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (e) SUBSIDIARIES; SIGNIFICANT INVESTMENTS. The only Subsidiary of the Company is SMB Development Company, an inactive California corporation in good standing. The Company does not own any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security, except as received in satisfaction of a debt previously contracted in good faith.

          (f)  SHAREHOLDER APPROVALS.

          (i) Subject to the receipt of required shareholder approval of the principal terms of this Plan, this Plan and the transactions contemplated herein have been duly authorized by all necessary corporate action of the Company. In addition, the Company has received the oral opinion of Montgomery Securities to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view and will receive a written opinion to that effect, true and complete copies of which will be furnished to Western. Subject to receipt of such shareholder approval, this Plan is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (ii) The affirmative vote approving the principal terms of this Plan by a majority of the outstanding shares of Company Common Stock entitled to vote on this Plan is the only shareholder vote required by the Company for approval of the Plan and consummation of the Merger and the other transactions contemplated hereby.

          (g) NO VIOLATIONS. The execution, delivery and performance of this Plan by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company (or any of its properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of the Company or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company is a party, or to which its properties or assets may be bound or affected; PROVIDED, HOWEVER, that this clause (iii) shall not apply to any breach, violation or default of any such agreement, instrument or obligation which involves payments to or by the Company of an amount not exceeding $250,000 per year; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) hereof, (ii) any such approval, consent or waiver that already has been obtained, (iii) the FDIC, (iv) the Commissioner and (v) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Company or enable any person to enjoin the Merger.

          (h)  COMPANY REPORTS.

          (i) As of their respective dates, neither the Company's Annual Report on Form F-2 for the fiscal year ended December 31, 1996, nor any other document filed by the Company subsequent to December 31, 1996 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the FDIC (collectively, the "Company Reports"), contained or will contain any untrue statement of a Material fact or omitted or will omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets contained or incorporated by reference in the Company Reports (including in each case any related notes and schedules) fairly presented in all Material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statement of cash flows contained or incorporated by reference in the Company Reports (including in each case any related notes and schedules) fairly presented in all Material respects the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein
     (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with GAAP during the periods involved, except as may be noted therein.

          (ii) The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file since December 31, 1996 with (i) the Securities and Exchange Commission (the "SEC"), (ii) the FDIC,
     (iii) the BIF, (iv) any state banking commission or other regulatory authority (each, a "State Regulator") (such entities collectively, the "Regulatory Agencies"), (v) the American Stock Exchange and (vi) any other self-regulatory organization (an "SRO"), and all other Material reports and statements required to be filed by them since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FDIC, the BIF, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

          (i) ABSENCE OF UNDISCLOSED LIABILITIES AND CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company Reports, since December 31, 1996, the Company has not incurred any Material liability, except in the ordinary course of its business consistent with past practice. Since December 31, 1996, there has not been any change in the business, assets, financial condition, properties, results of operations or prospects (other than changes affecting

Southern California community banks in general) of the Company which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company (other than changes in (i) banking laws or regulations, or interpretations thereof, that affect the banking industry generally, (ii) the general level of interest rates or (iii) GAAP).

          (j) GUARANTEES; SURETYSHIPS; CONTINGENT LIABILITIES. The Company Disclosure Letter lists and briefly describes all guarantees, matters of suretyship and similar contingent liabilities, other than loan commitments and letters of credit issued in the ordinary course of business, of the Company.

          (k) TAXES. All federal, state, local and foreign tax returns (including information returns) required to be filed by or on behalf of the Company have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all Material respects. All taxes shown on such returns have been paid in full and adequate provision has been made for any taxes for which returns have not yet been filed (in accordance with GAAP) on the Company's balance sheets set forth in the Company Reports. There is no pending audit examination, assessment or proposed assessment of a deficiency, or refund litigation with respect to any taxes of the Company. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes (in accordance with generally accepted accounting principles) on the Company's balance sheet as set forth in the Company Reports. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          No liens or other security interests have been imposed on any assets of the Company in connection with any failure (or alleged failure) to pay any tax. The Company has timely withheld, and paid over to the relevant governmental authority or other appropriate payee, all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person.
The

Company is not a party to any tax allocation or sharing agreement, is not and has not been a member of an affiliated group filing consolidated or combined tax returns and otherwise has no liability for the taxes of any person (other than the Company). For purposes of this paragraph (k), "taxes" includes all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company, together with any interest additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          (l) ABSENCE OF CLAIMS. As of the date hereof, there is no pending litigation, controversy, claim, action or proceeding against the Company before any court or governmental agency, and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated. As of the Effective Time and except as disclosed in the Company Disclosure Letter, there is no pending litigation, controversy, claim, action or proceeding against the Company before any court or governmental agency, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or to hinder or delay consummation of the transactions contemplated hereby and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          (m) ABSENCE OF REGULATORY ACTIONS. The Company is not a party to any cease and desist order, written agreement or memorandum of understanding with, nor a party to any commitment letter or similar undertaking to, nor is the Company subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, nor has the Company adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depositary institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been the recipient of any advice from any Government Regulator that such Government Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (n)  AGREEMENTS.

          (i) Except for this Plan (and agreements entered into in connection with the transactions contemplated hereby or those agreements copies of which have been previously furnished to Western) and arrangements made in the ordinary course of business, the Company is not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Company Reports. Except as disclosed in the Company Reports filed prior to the date of this Plan, the Company is not a party to any oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice involving the payment of more than $200,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, (B) agreement with any executive officer or other key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Plan and which provides for the payment of in excess of $250,000, (C) agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than six months and for the payment of in excess of $250,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or (E) agreement containing covenants that limit the ability of the Company to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency).

          (ii) The Company is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (o) LABOR MATTERS. The Company is not a party to, nor is it bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company pending or threatened.

          (p) EMPLOYEE BENEFIT PLANS. The Company Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, policies and arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of the Company (hereinafter referred to collectively as the "Company Employee Plans"). (i) All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; the Company has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan which could subject the Company to a material tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA; and all contributions required to be made under the terms of any Company Employee Plan have been timely made or have been reflected on the Company's balance sheet; (ii) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected by the Company to be incurred with respect to any Company Employee Plan which is subject to Title IV of ERISA (a "Company Pension
Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity (a "Company ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a
"Company ERISA Affiliate Plan"); and no proceedings have been instituted to terminate any Company Pension Plan or Company ERISA Affiliate Plan and no condition exists that presents a material risk of the institution of such proceedings; (iii) no Company Pension Plan or Company ERISA Affiliate Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Company Pension Plan and Company ERISA Affiliate Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Company Pension Plan or Company ERISA
Affiliate Plan as of the end of the most recent plan year with respect to the respective Company Pension Plan or Company ERISA Affiliate Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Company Pension Plan or Company ERISA Affiliate Plan prior to the date hereof, and there has been no material change in the financial condition of any such Company Pension Plan or Company ERISA Affiliate Plan since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Company Pension Plan or Company ERISA Affiliate Plan within the 12-month period ending on the date hereof; (iv) the Company has not provided and is not required to provide, security to any Company Pension Plan or to any Company ERISA Affiliate Plan pursuant to
Section 401(a)(29) of the Code; (v) neither the Company nor any Company ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; (vi) each Company Employee
Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has received a favorable determination letter from the Internal Revenue Service deeming such plan to be qualified (a "Qualified Plan"), under
Section 401(a) of the Code, or has requested such a determination letter within the applicable remedial amendment period under Section 401(b) of the Code; and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter; (vii) each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; all Company Employee Plans covering foreign participants comply in all material respects with applicable local law, and there are no material unfunded liabilities with respect to any Company Employee Plan which covers foreign employees; (viii) there is no pending or, to the Company's knowledge, threatened litigation, administrative action or proceeding relating to any Company Employee Plan other than claims for benefits for which the plan administrative procedures have not been exhausted and "qualified domestic relations orders" as defined in Section 414(p) of the Code; (ix) there has been no announcement or commitment by the Company to create an additional Company Employee Plan, or to amend a Company Employee Plan except for amendments required by applicable law which do not increase the cost of such Company Employee Plan; and the Company does not have any obligations for retiree health and life benefits under any Company Employee Plan except as set forth in the Company Disclosure Letter; (x) with respect to the Company, except as specifically identified in the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Company Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits payable under any Company Employee Plan, or accelerate the time of payment or vesting of any such benefit, and (xi) with respect to each Company Employee Plan, the Company has supplied to Western a true and correct copy, if applicable, of (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the Internal Revenue
Service (the "IRS"), (B) such Company Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Company Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Company Employee Plan, including amendments thereto, if the Company Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Company Employee Plan is a Company Pension Plan, (F) the most recent determination letter issued by the IRS if such Company Employee
Plan is a Qualified Plan and (G) the most recent financial statements and auditor's report.

          (q) REAL PROPERTY. (i) The Company Disclosure Letter contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by the Company and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

          (ii) Each of the leases referred to in the Company Disclosure Letter is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the knowledge of the Company.

          (r) TITLE. The Company has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company's Annual Report on Form F-2 for the year ended December 31, 1996 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

          (s) KNOWLEDGE AS TO CONDITIONS. As of the date hereof, the Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

          (t) COMPLIANCE WITH LAWS. Since December 31, 1994, the Company has complied in all Material respects with all applicable laws except for any noncompliance with any such laws which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or enable any Person to enjoin the Merger. Except such as would not have a Material Adverse Effect on the Company, the Company has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.

          (u) FEES. Other than in respect of financial advisory services performed for the Company by Montgomery Securities and Roger Kuppinger, in amounts and pursuant to an agreement previously disclosed to Western, none of the Company or any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company, in connection with the Plan or the transactions contemplated hereby.

          (v) ENVIRONMENTAL MATTERS. (i) the Company has complied in all material respects at all times with all applicable Environmental Laws; (ii) none of the properties (including buildings or any other structures) currently owned or operated by the Company ("Company Properties") have been contaminated with, or have had any release of, any Hazardous Substance (as defined below); (iii) to the Company's knowledge, none of the properties formerly owned or operated by the Company have been contaminated with Hazardous Substances during such period of ownership or operation; (iv) to the Company's knowledge, the Company is not subject to liability for any Hazardous
Substance disposal or contamination on any third party property; (v) the Company has not received any notice, demand letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law (as defined below); (vi) the Company is not subject to any orders, decrees, injunctions or other agreements with any governmental authority or any third party relating to Hazardous Substances or any Environmental Law; (vii) there are no circumstances or conditions involving the Company that could reasonably be expected to result in any claims, liability, investigations, suits or costs or result in restrictions on the ownership, use, or transfer of any Company Property pursuant to any Environmental Law; (viii) none of the Company Properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) to the knowledge of the Company none of the Company Properties have ever been operated in the past as a gas station, automotive repair or supply business, metalworking operation, industrial facility or as a drycleaner; (x) the Company has not engaged in any activity involving the generation, use, handling or disposal of any Hazardous
Substances other than ordinary and routine office operations and maintenance;
(xi) the Company has not participated in the management of any borrower or other third party, including entities in which it may hold a security, fiduciary or other interest, that, to the Company's knowledge, engages in activities involving Hazardous Substances to an extent that it could be deemed an "owner" or "operator" of such entity under any Environmental Law;
and (xii) to the Company's knowledge, the Company has delivered to Western copies of all environmental reports, studies, sampling data, permits, government filings and other environmental information in its possession relating to the Company or any of its current or former properties or operations.

          As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          As used herein, the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any government authority pursuant to any Environmental Law.

          (w) ALLOWANCE. The allowance for possible loan and lease losses shown on the Company's unaudited balance sheet as of June 30, 1997 was, and the allowance for possible loan losses shown on the balance sheets in Company Reports for periods ending after the date of this Plan will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to banks. The Company has disclosed to Western in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company that as of June 30, 1997 have been classified as "Other Assets Specially Mentioned," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets" or words of similar import. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company is carried net of reserves at the lower of cost or market value, less applicable selling costs, based on independent appraisals consistent with applicable regulatory requirements.

          (x) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in the Company's Quarterly Report on Form F-4 for the quarter ended June 30, 1997 or the Company's Annual Report on Form F-2 for the year ended December 31, 1996, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any Material interest in any Material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company.

          (y)  INSURANCE.  The Company is currently insured, and since
December 31, 1994, has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company are in full force and effect, the Company is not in default thereunder and all Material claims thereunder have been filed in due and timely fashion. Since December 31, 1994, no claim by the Company on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. In the best judgment of the Company's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof. Between the date hereof and the Effective Time, the Company will maintain the levels of insurance coverage in effect on the date hereof and will submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time. The Company Disclosure Letter lists all insurance policies maintained by or for the benefit of the Company or its directors, officers, employees or agents, specifying the (i) type of policy, (ii) policy limits and (iii) self insurance amounts.

          (z) INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company included in the Company's Report on Form F-4 for the quarter ended June 30, 1997, and none of the Material investments made by it since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (aa) DERIVATIVES. The Company is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

          (bb) REGISTRATION OBLIGATIONS. The Company is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

          (cc) BOOKS AND RECORDS. The books and records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all Material respects the substance of events and transactions that should be included therein.

          (dd) CORPORATE DOCUMENTS. The Company has delivered to Western true and complete copies of its amended articles of incorporation and amended by-laws.

          (ee) COMPANY ACTION. The Board of Directors of the Company has adopted resolutions recommending that the principal terms of this Plan be approved by the shareholders of the Company and directing that this Plan be submitted for consideration by the Company's shareholders at the Company's Meeting (as defined below).

          (ff) INDEMNIFICATION. The Company is not a party to any indemnification agreement with any of its present or future directors, officers, employees, individual agents or other individuals who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 4.6 hereof if such provisions were deemed to be in effect.

          (gg) LOANS. Each loan reflected as an asset on the Company's consolidated balance sheet as of June 30, 1997 and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iii) to the knowledge of the Company, will not be subject to any defenses which may be asserted against the Company. All loans and extensions of credit that have been made by the Company and that are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act comply therewith.

          (hh) FAIR LENDING; COMMUNITY REINVESTMENT ACT. As of the date hereof, with the exception of routine investigation of consumer complaints, the Company has not been advised that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. The Company received a CRA rating of "satisfactory" in its most recent CRA examination.

          (ii) TRUST BUSINESS. Except as set forth in the Company Disclosure Letter or such violations which individually or in the aggregate would not give rise to a Material Adverse Effect, to the knowledge of the Company (i) each of the relationships between the Company and another Person which constitute part of the business conducted by the Trust Department of the Company (whether the Company acts or has acted as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity) (the "Trust Relationships") is governed by a written agreement, contract, indenture, instrument of trust or other similar document (the "Trust Instruments") and all of the Trust Instruments that are presently in effect are in the possession of the Company and have been made, or are, available to Western and no Trust Instrument has been amended except by an instrument in writing; (ii) each Trust Relationship has been conducted, operated and managed by the Company in accordance with the terms of the governing Trust Instrument and applicable law.

          (jj) NO OMISSION OF MATERIAL FACT. No representation or warranty by the Company in this Plan, including the Annexes hereto, the disclosure letters and schedules to be delivered herewith or the Proxy Statement filed in connection with the Meeting, contains any untrue statement of Material fact, or omits to state a Material fact necessary to make the statements or facts contained herein or therein not misleading. None of the information regarding the Company or the transactions contemplated hereby supplied or to be supplied by the Company for inclusion in any documents or filings to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any untrue statement of Material fact, or omit to state a Material fact necessary to make the statements or facts contained therein not misleading.

          SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF WESTERN. Western represents and warrants to the Company that, except as to the matters disclosed in a letter of Western delivered to the Company on or prior to the date hereof, which disclosures shall be deemed to be made with respect to any applicable representation notwithstanding the specific section references therein (the "Western Disclosure Letter"):

          (a) RECITALS TRUE. The facts set forth in the Recitals of this Plan with respect to Western and Western Bank are true and correct.

          (b) CAPITAL STOCK. All outstanding shares of capital stock of Western and its Significant Subsidiaries (as defined in Rule 1-02 of
Regulation S-X) have been duly authorized and validly issued, are fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank Subsidiary and any similar state statute in the case of a Subsidiary that is a state-chartered bank) non-assessable and are not subject to any preemptive rights.

          (c)  OMITTED.

          (d) CORPORATE AUTHORITY. Each of Western and its Significant Subsidiaries has the corporate power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on Western) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (e)  SHAREHOLDER APPROVALS.

          (i) Subject to the receipt of required shareholder approval of the principal terms of this Plan, this Plan and the transactions contemplated herein have been duly authorized by all necessary corporate action of Western and Western Bank. Subject to receipt of such shareholder approval, this Plan is and will be a valid and binding agreement of Western and Western Bank enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (ii) The affirmative vote approving the principal terms of this Plan by a majority of the outstanding shares of Western Common Stock entitled to vote on this Plan and the affirmative vote approving the principal terms of this Plan by a majority of the outstanding shares of Western Bank Common Stock entitled to vote on this plan are the only shareholder votes required by Western and Western Bank for approval of this Plan and consummation of the Merger and the other transactions contemplated hereby.

          (f) NO VIOLATIONS. The execution, delivery and performance of this Plan by Western and Western Bank do not, and the consummation of the transactions contemplated hereby by Western and Western Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Western or any of its Subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on Western or Western Bank, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of Western or any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Western or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Western or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be bound or affected, PROVIDED, HOWEVER, that this clause (iii) shall not apply to any breach, violation or default of any such agreement, instrument or obligation which involves payments to or by Western or any of its Subsidiaries of any amount not exceeding $250,000 per year; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) hereof, (ii) any such approval, consent or waiver that already has been obtained, (iii) the FDIC, (iv) the Commissioner and (v) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Western or enable any person to enjoin the Merger.

          (g)  WESTERN REPORTS.

          (i) As of their respective dates, neither Western's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996, nor any other document filed by Western subsequent to December 31, 1996 under
     Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "Western Reports"), contained or will contain any untrue statement of a Material fact or omitted or will omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     Each of the consolidated balance sheets or statements of condition contained or incorporated by reference in Western Reports (including in each case any related notes and schedules) fairly presented in all Material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows contained or incorporated by reference in Western Reports (including in each case any related notes and schedules) fairly presented in all Material respects the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with GAAP during the periods involved, except as may be noted therein.

          (ii) Western and each of its Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file since December 31, 1996 with the Regulatory Agencies, the National Association of Securities Dealers, Inc. and any other SRO, and all other Material reports and statements required to be filed by them since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, the BIF, the OCC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

          (h) ABSENCE OF CERTAIN UNDISCLOSED LIABILITIES AND CERTAIN CHANGES OR EVENTS. Except as disclosed in the Western Reports, since December 31, 1996, neither Western nor any of its Significant Subsidiaries has incurred any Material liability, except in the ordinary course of its business consistent with past practice. Since June 30, 1997, there has not been any change in the business, assets, financial condition, properties, results of operations or prospects (other than changes affecting Southern California community banks in general) of Western or any of its Significant Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Western (other than changes in (i) banking laws or regulations, or interpretations thereof, that affect the banking industry generally, (ii) the general level of interest rates or (iii) GAAP).

          (i) GUARANTEES; SURETYSHIPS; CONTINGENT LIABILITIES. The Western Disclosure Letter lists and briefly describes all guarantees, matters of suretyship and similar contingent liabilities, other than loan commitments and letters of credit issued in the ordinary course of business, of Western and its Subsidiaries.

          (j) TAXES. All federal, state, local, and foreign tax returns (including information returns) required to be filed by or on behalf of Western or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all Material respects. All taxes shown on such returns have been paid in full and adequate provision has been made for any taxes for which returns have not yet been filed (in accordance with GAAP) on Western's balance sheets set forth in Western Reports. There is no pending audit examination, assessment or proposed assessment of a deficiency, or refund litigation with respect to any taxes of Western or any of its Subsidiaries. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes (in accordance with generally accepted accounting principles) on Western's balance sheet as set forth in the Western Reports. Neither Western nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          No liens or other security interests have been imposed on any assets of Western or any of its Subsidiaries in connection with any failure (or alleged failure) to pay any tax. Western and each of its Subsidiaries have timely withheld, and paid over to the relevant governmental authority or other appropriate payee, all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person. Neither Western nor any Subsidiary is a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which is or was Western) or otherwise has any liability for the taxes of any person (other than Western or any of its Subsidiaries). For purposes of this paragraph (j), "taxes" includes all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of Western or any of its Subsidiaries, together with any interest additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          (k) ABSENCE OF CLAIMS. As of the date hereof, there is no pending litigation, controversy, claim, action or proceeding against Western or any of its Subsidiaries before any court or governmental agency, and, to the best of

Western's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated. As of the Effective Time and except as disclosed in the Western Disclosure Letter, there is no pending litigation, controversy, claim, action or proceeding against Western or any of its Subsidiaries before any court or governmental agency, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Western or to hinder or delay consummation of the transactions contemplated hereby and, to the best of Western's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          (l) ABSENCE OF REGULATORY ACTIONS. Neither Western nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, Government Regulators nor has it been the recipient of any advice from any Government Regulator that such Government Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (m)  AGREEMENTS.

          (i) Except for this Plan (and agreements entered into in connection with the transactions contemplated hereby or those agreements copies of which have been previously furnished to Company) and arrangements made in the ordinary course of business, Western and its Subsidiaries are not bound by any Material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Western Reports. Except as disclosed in the Western Reports filed prior to the date of this Plan, neither Western nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice involving the payment of more than $200,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, (B) agreement with any executive officer or other key employee of Western or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Western or any of its Subsidiaries of the nature contemplated by this Plan and which provides for the payment of in excess of $250,000, (C) agreement with respect to any executive officer of Western or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than six months and for the payment of in excess of $250,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or (E) agreement containing covenants that limit the ability of Western or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Western (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

          (ii) Neither Western nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (n) LABOR MATTERS. Neither Western nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Western or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such



                                     -38
-

Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Western or any of its Subsidiaries pending or threatened.

          (o) EMPLOYEE BENEFIT PLANS. The Western Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, policies and arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of Western or any of its Subsidiaries (hereinafter referred to collectively as the "Western Employee Plans"). (i) All of the Western Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws;
neither Western nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Western Employee Plan which could subject
Western or any Subsidiary to a material tax or penalty under Section
4975 of the Code or Section 502(i) of ERISA; and all contributions required to be made under the terms of any Western Employee Plan have been timely made or have been reflected on Western's balance sheet; (ii) no liability to the PBGC has been or is expected by Western or any of its Subsidiaries to be incurred with respect to any Western Employee
Plan which is subject to Title IV of ERISA (a "Western Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by Western or any entity (a "Western ERISA Affiliate") which is considered one employer with Western under Section 4001 of ERISA or Section 414 of the Code (an "Western ERISA Affiliate Plan"); and no proceedings have been instituted to terminate any Western Pension Plan or Western ERISA Affiliate Plan and no condition exists that presents a material risk of the institution of such proceedings; (iii) no Western Pension Plan or Western ERISA
Affiliate Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Western Pension Plan and Western ERISA Affiliate Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Western Pension Plan or Western ERISA Affiliate Plan as of the end of the most recent plan year with respect to the respective Western Pension Plan or Western ERISA Affiliate Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Western Pension Plan or Western ERISA Affiliate Plan prior to the date hereof, and there has been no material change in the financial condition of any such Western Pension Plan or Western ERISA Affiliate Plan since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Western Pension Plan or Western ERISA Affiliate Plan within the 12-month period ending on the date hereof; (iv) neither Western nor any Subsidiary of Western has provided or is required to provide, security to any Western Pension Plan or to any Western ERISA Affiliate Plan pursuant to
Section 401(a)(29) of the Code; (v) neither Western, its Subsidiaries, nor any Western ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; (vi) each Employee Plan of Western or any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has received a favorable determination letter from the Internal Revenue Service deeming such plan to be a Qualified Plan or has requested such a determination letter within the applicable remedial amendment period under Section 401(b) of the Code; and neither Western nor its Subsidiaries are aware of any circumstances likely to result in revocation of any such favorable determination letter;
(vii) each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; all Western Employee Plans covering foreign participants comply in all material respects with applicable local law, and there are no material unfunded liabilities with respect to any Western Employee Plan which covers foreign employees; (viii) there is no pending or, to Western's knowledge, threatened litigation, administrative action or proceeding relating to any Western Employee Plan; (ix) there has been no announcement or commitment by Western or any Subsidiary of Western to create an additional Western Employee Plan, or to amend a Western Employee Plan except for amendments required by applicable law which do not increase the cost of such Western Employee Plan; and Western and its Subsidiaries do not have any obligations for retiree health and life benefits under any Western Employee Plan except as set forth in the Western Disclosure Letter, and there are no such Western Employee Plans that cannot be amended or terminated without incurring any liability thereunder; (x) with respect to Western or any of its Subsidiaries, except as specifically identified in the Western Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Western or any Subsidiary of Western to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Western Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits payable under any Western Employee Plan, or accelerate the time of payment or vesting of any such benefit, and (xi) with respect to each Western Employee Plan, Western has supplied to the Company a true and correct copy, if applicable, of (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the IRS, (B) such Western Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Western Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Western Employee Plan, including amendments thereto, if the Western Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Western Employee Plan is a Western Pension Plan, (F) the most recent determination letter issued by the IRS if such Western Employee Plan is a Qualified Plan and (G) the most recent financial statements and auditor's report.

          (p)  REAL PROPERTY.

          (i) The Western Disclosure Letter contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by Western or any of its Subsidiaries and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by Western or any of its Subsidiaries, together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of Western or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Western or any of its Subsidiaries.

          (ii) Each of the leases referred to in the Western Disclosure Letter is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to Western or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Western the foregoing representation is based on the knowledge of Western.

          (q) TITLE. Each of Western and its Subsidiaries has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of Western's Annual Report on Form 10-KSB/A for the year ended December 31, 1996 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

          (r) KNOWLEDGE AS TO CONDITIONS. As of the date hereof, Western knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

          (s) COMPLIANCE WITH LAWS. Since December 31, 1994, Western and each of its Subsidiaries have complied in all Material respects with all applicable laws, except for any noncompliance with any such laws which, individually or in the aggregate, would not have a Material Adverse Effect on Western or enable any Person to enjoin the Merger. Except as would not have a Material Adverse Effect on Western, each of Western and its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Western, no suspension or cancellation of any of them is threatened.

          (t) FEES. Other than in respect of financial advisory services performed for Western by Belle Plaine Financial Partners, Inc. and/or other qualified financial advisors, in amounts and pursuant to arrangements previously disclosed to the Company, neither Western nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Western or any Subsidiary of Western, in connection with the Plan or the transactions contemplated hereby.

          (u) ENVIRONMENTAL MATTERS. (i) Western and each Subsidiary has complied in all material respects at all times with all applicable Environmental Laws; (ii) none of the properties (including buildings or any other structures) currently owned or operated by Western or any Subsidiary ("Western Properties") has been contaminated with, or has had any release of, any Hazardous Substance; (iii) to Western's knowledge, none of the properties formerly owned or operated by it or any Subsidiary has been contaminated with Hazardous Substances during such period of ownership or operation; (iv) to Western's knowledge, neither it nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Western nor any Subsidiary has received any notice, demand letter, claim or request for information alleging that Western or any Subsidiary may be in violation of or subject to liability under any Environmental Law; (vi) neither Western nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other agreements with any governmental authority or any third party relating to Hazardous Substances or any Environmental Law;
(vii) there are no circumstances or conditions involving Western or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, suits or costs or result in restrictions on the ownership, use, or transfer of any Western Property pursuant to any Environmental Law, (viii) none of the Western Properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) to the knowledge of Western none of the Western Properties have ever been operated in the past as a gas station, automotive repair or supply business, metalworking operation, industrial facility or as a drycleaner; (x) neither Western nor any Subsidiary has engaged in any activity involving the generation, use, handling or disposal of any Hazardous Substances other than ordinary and routine office operations and maintenance, (xi) neither Western nor any Subsidiary has participated in the management of any borrower or other third party, including entities in which it may hold a security, fiduciary or other interest, that, to Western's knowledge, engages in activities involving Hazardous Substances to an extent that it could be deemed an "owner" or "operator" of such entity under any Environmental Law, and (xii) to Western's knowledge, it has delivered to the Company copies of all environmental reports, studies, sampling data, permits, government filings and other environmental information in its possession relating to Western or its Subsidiaries or any of their current or former properties or operations.

          (v) ALLOWANCE. The allowance for possible loan and lease losses shown on Western's unaudited balance sheet as of June 30, 1997 was, and the allowance for possible loan losses shown on the balance sheets in Western Reports for periods ending after the date of this Plan will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to banks and bank holding companies. Western has disclosed to the Company in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Western and its Subsidiaries that as of June 30, 1997 have been classified as "Other Assets Specially Mentioned," "Substandard,"

"Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets" or words of similar import. The OREO included in any non-performing assets of Western or any of its Subsidiaries is carried net of reserves at the lower of cost or market value; less applicable selling costs, based on independent appraisals consistent with applicable regulatory requirements.

          (w) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Western's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 or Western's Annual Report on Form 10-KSB/A for the year ended December 31, 1996, no officer or director of Western, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any Material interest in any Material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Western or any of its Subsidiaries.

          (x) INSURANCE. Western and its Subsidiaries are currently insured, and since December 31, 1994, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Western and its Subsidiaries are in full force and effect, Western and its Subsidiaries are not in default thereunder and all Material claims thereunder have been filed in due and timely fashion. Since December 31, 1994, no claim by Western or any of its Subsidiaries on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. In the best judgment of Western's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof. Between the date hereof and the Effective Time, Western and its Subsidiaries will maintain the levels of insurance coverage in effect on the date hereof and will submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time. The Western Disclosure Letter lists all insurance policies maintained by or for the benefit of Western, its Subsidiaries or its directors, officers, employees or agents, specifying the (i) type of policy, (ii) policy limits and (iii) self insurance amounts.

          (y) INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of Western for the quarter ended June 30, 1997, and none of the Material investments made by it or any of its Subsidiaries since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (z) DERIVATIVES. Neither Western nor any of its Subsidiaries is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

          (aa) REGISTRATION OBLIGATIONS. Neither Western nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act except as contemplated by this Plan.

          (bb) BOOKS AND RECORDS. The books and records of Western and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all Material respects the substance of events and transactions that should be included therein.

          (cc) CORPORATE DOCUMENTS. Western has delivered to the Company true and complete copies of (i) its amended articles of incorporation and amended by-laws and (ii) the articles of incorporation and by-laws of Western Bank.

          (dd) COMPANY ACTION. The Board of Directors of Western has adopted resolutions recommending that the principal terms of this Plan be approved by the shareholders of Western and directing that this Plan be submitted for consideration by Western's shareholders at Western's Meeting. Western, as the sole shareholder of Western Bank, has approved the principal terms of this Plan.

          (ee) LOANS. Each loan reflected as an asset on Western's consolidated balance sheet as of June 30, 1997 and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iii) to the knowledge of Western, will not be subject to any defenses which may be asserted against Western's bank Subsidiaries. All loans and extensions of credit that have been made by Western Bank or any other bank Subsidiaries of Western and that are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act comply therewith.

          (ff) FAIR LENDING; COMMUNITY REINVESTMENT ACT. As of the date hereof, with the exception of routine investigation of consumer complaints, neither Western nor any of its Subsidiaries has been advised that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Western Bank received a CRA rating of "outstanding" in its most recent CRA examination. Each of Western's bank Subsidiaries received a CRA rating of "satisfactory" or better in its most recent CRA examination.

          (gg) NO OMISSION OF MATERIAL FACT. No representation or warranty by Western in this Plan, including the Annexes hereto, the disclosure letters and the schedules to be delivered herewith or the Proxy Statement filed in connection with the Meeting, contains any untrue statement of Material fact, or omits to state a Material fact necessary to make the statements or facts contained herein or therein not misleading. None of the information regarding Western or any of its Subsidiaries or the transactions contemplated hereby supplied or to be supplied by Western or any of its Subsidiaries for inclusion in any documents or filings to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any untrue statement of Material fact, or omit to state a Material fact necessary to make the statements or facts contained therein not misleading.

          (hh) WESTERN COMMON STOCK. The shares of Western Common Stock to be issued pursuant to this Plan, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                            ARTICLE IV.  COVENANTS

          SECTION 4.1. ACQUISITION PROPOSALS. The Company agrees that none of it or any of its officers and directors shall, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction, other than pursuant to this Plan, involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Company will notify Western immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.

          SECTION 4.2. CERTAIN POLICIES OF THE COMPANY. At or before the Effective Time, the Company shall make such accounting entries or adjustments as Western shall request in order to implement its plans for the Company following the Merger or to reflect merger-related expenses and costs; PROVIDED, HOWEVER, that (a) the Company shall not be required to take such action more than two days prior to the Effective Time, (b) no such adjustment shall require, based upon consultation with counsel and accountants for the Company, any filing with any governmental agency, or violate any law, rule or regulation applicable to the Company, (c) no such adjustment shall require any changes in net income or shareholders' equity that will be required to be contained in any financial statement required to be filed by the Company under the rules of the FDIC if the Company reasonably believes that all of the conditions to closing set forth in
Article V will not be either satisfied or waived; and FURTHER PROVIDED, that in any event no accrual or reserve made by the Company pursuant to this Section 4.2 shall constitute or be deemed to be a breach or violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Plan or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company's management with any such adjustments.

          SECTION 4.3. EMPLOYEE BENEFITS. (a) Western, Western Bank and the Company agree that, unless otherwise mutually determined or as set forth in subsection (b) below, the Company Employee Plans in effect at the date of this Plan (except stock plans (other than the stock bonus plan, which will remain in effect for a period to be agreed upon by the parties), including without limitation the Company's stock option plans and the stock award plan) will remain in effect for a period of at least six months after the Effective Time with respect to persons covered by such plans at the Effective Time. Western is presently investigating, with a consultant's assistance, the types of benefits which should be made available to its employees and those of its Subsidiaries. Each person employed by the Company prior to the Effective Time who remains an employee of the Surviving Corporation following the Effective Time (each a "Continued Employee") will be eligible to participate on the same basis as similarly situated employees of Western or Western Bank in existing benefit plans of Western or Western Bank as well as such other and additional benefit plans as shall be determined by the board of the Surviving Corporation as a result of such investigation and study. All such participation shall be subject to the terms of Western's Benefit Plans as may be in effect from time to time. Western and Western Bank shall, solely for purposes of time of service, vesting and eligibility to participate in Western's Benefit Plans, recognize credit for each Continued Employee's term of service with the Company.

          (b) Western and Western Bank will honor, to the extent set forth in the Company Disclosure Letter, all employment and severance agreements of the Company, in accordance with their terms.

          SECTION 4.4. ACCESS AND INFORMATION. Upon reasonable notice, each party hereto shall (and shall cause its Subsidiaries to) afford to the other party and its representatives (including, without limitation, directors, officers and employees of such party and its affiliates, and counsel, accountants and other advisors retained by such party and its affiliates) such access (including, without limitation, for the purpose of conducting supplemental due diligence reviews) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, loan and credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 and in accordance with the Confidentiality Agreement between the Company and Western in effect prior to the date hereof (the "Confidentiality Agreement"). In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. Except as otherwise specifically provided herein, the terms of the Confidentiality Agreement shall remain in full force and effect.

          SECTION 4.5. CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Western, Western Bank and the Company shall (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby and use their reasonable best efforts to cause the applications for the approvals described in Section 5.1(b) hereof to be initially filed on or before September 30, 1997; (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

          SECTION 4.6.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.
(a) From and for a period of six years after the Effective Time, Western and Western Bank agree to indemnify and hold harmless each director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Plan or any of the transactions contemplated hereby), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the Company's articles of incorporation or by-laws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law and the Company's articles of incorporation and by-laws.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.6(a) hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve

Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Western shall not be liable for any settlement effected without its prior written consent. Notwithstanding the foregoing, Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

          (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.6(c), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request the Company to, and the Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years the Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Western's obligations under this Subsection (c).

          (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 4.6.

          (e) The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          SECTION 4.7. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          SECTION 4.8. PUBLICITY. The initial press release announcing this Plan shall be a joint press release and thereafter Western and the Company shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

          SECTION 4.9. REGISTRATION STATEMENT. As soon as reasonably practicable after the date hereof, Western and the Company shall jointly prepare a registration statement, including a joint proxy statement in respect of the Meetings (as defined herein) (the "Registration Statement"), for the purpose of registering the Western Common Stock to be issued pursuant hereto, file the Registration Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Registration Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock and Western Common Stock. The Company covenants that (a) all information supplied by it in writing to Western expressly for use in the Registration Statement will be accurate and complete in all Material respects and (b) none of the information to be supplied by the Company will, in the case of the proxy statement to be used by Western to solicit the approval of its shareholders as contemplated by this Plan, when it is first mailed to Western's shareholders, contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statement made therein, in light of the circumstances under which such statements are made, not misleading. Western covenants that (a) all information supplied by it in writing to the Company expressly for use in the Registration Statement will be accurate and complete in all Material respects and (b) none of the information to be supplied by Western will, in the case of the proxy statement to be used by the Company to solicit the approval of its shareholders as contemplated by this Plan, when it is first mailed to the Company's shareholders, contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statement made therein, in light of the circumstances under which such statements are made, not misleading.

          SECTION 4.10. SHAREHOLDERS' MEETINGS. Each of Western and the Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of its common stock (each, a "Meeting") as mutually agreed for the purpose of approving the principal terms of this Plan. Except to the extent legally required for the discharge by such party's board of directors of its fiduciary duties as advised in writing by such board's counsel, such party's board of directors shall recommend at its Meeting that the principal terms of this Plan be approved by its shareholders.

          SECTION 4.11. NOTIFICATION OF CERTAIN MATTERS. Each of Western and the Company shall give prompt notice to the other of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Plan and prior to the Effective Time, under any contract Material to the financial condition, properties, businesses or results of operations of such party taken as a whole to which such party or any Subsidiary is a party or is subject; and (b) any Material adverse change in the condition (financial or other), properties, assets, business, results of operations or prospects of it and its Subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company and Western shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Plan.

          SECTION 4.12. NO ACQUISITIONS OF COMPANY COMMON STOCK. Prior to the earlier of (i) immediately prior to the Effective Time and (ii) the termination of this Plan in accordance with Article VI hereof, Western shall not and shall cause its affiliates not to, directly or indirectly, acquire any shares of Company Common Stock, other than (i) up to 5% of such shares acquired during the period commencing on the first business day after the release of the press release announcing this Plan and (ii) shares acquired in a fiduciary or agency capacity or in satisfaction of a debt or debts previously contracted.

          SECTION 4.13. SECURITIES ACT. (a) As soon as practicable after the date of the Company's Meeting, the Company shall identify to Western all persons who the Company believes to be affiliates of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Affiliates").

          (b) The Company shall use its best efforts to obtain a written agreement from each person identified as an Affiliate pursuant to clause 4.13(a) above who is an officer or director of the Company providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Western Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. The Company shall cause forms of such written agreement to be delivered to each other person who the Company believes may be or become an Affiliate of Western for purposes of enabling such persons to comply with the exchange procedures set forth in Section 1.4.

          SECTION 4.14. TAX-FREE REORGANIZATION TREATMENT. Except as contemplated by Section 1.3(c)(iii), neither Western nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

          SECTION 4.15. SHAREHOLDER AGREEMENTS. Certain directors of the Company, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of Annex 3 hereto ("the Shareholder Agreements").

          SECTION 4.16. DIRECTOR AND OFFICER RESIGNATIONS. The Company shall cause to be delivered to Western at the Effective Time the resignations of the members of the board of directors of the Company and of such officers as are agreed to by Western and the Company in advance of the Effective Time.

                    ARTICLE V.  CONDITIONS TO CONSUMMATION

          SECTION 5.1. CONDITIONS TO ALL PARTIES' OBLIGATIONS. The respective obligations of Western, Western Bank and the Company to effect the Merger shall be subject to the satisfaction or waiver by Western and the Company prior to the Effective Time of the following conditions:

          (a) The principal terms of this Plan shall have been approved by the requisite vote of the respective shareholders of the Company and Western.

          (b) Western, Western Bank and the Company shall have procured the approvals, consents or waivers with respect to the Plan, the Merger and the other transactions contemplated hereby by the Federal Reserve Board, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for Western and the Company, are necessary or appropriate for the consummation of the Merger and the other transactions contemplated hereby; PROVIDED, HOWEVER, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement (other than conditions or requirements that have been imposed on Western or Western Bank in connection with previous acquisitions announced since 1995) that, individually or in the aggregate, (i) would result in a Material Adverse Effect on Western or the Company or (ii) would reduce the economic and business benefits of the transactions contemplated by the Plan to Western or the Company in so significant and adverse a manner that the party or parties so affected, in its or their judgment, would not have entered into this Plan had such condition or requirement been known at the date hereof.

          (c) All other requirements prescribed by law which are necessary to the consummation of the Merger and any transactions necessary to consummate the Merger shall have been satisfied.

          (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any transaction necessary to consummate the Merger, and no litigation or proceeding shall be pending against the Company or Western or any of its Subsidiaries brought by any governmental agency seeking to prevent consummation of the Merger or any transaction necessary to consummate the Merger.

          (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.

          (f) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (g) Except if the failure to obtain such opinions is due solely to the circumstances described in Section 1.3(c)(iii), Western and Western Bank shall have received an opinion of Sullivan & Cromwell and the Company shall have received an opinion of Company Counsel, no later than thirty (30) days from the date hereof, and confirmed immediately prior to the Effective Time, substantially to the effect that the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and that Western, Western Bank and the Company will each be a party to that reorganization. Each such opinion may be based on, in addition to the review of such matters of law and fact as counsel rendering the opinion considers appropriate, (i) representations made at counsel's request by Western, Western Bank, the Company, shareholders of Western or the Company, or any combination of such persons, (ii) certificates provided at counsel's request by officers of Western, Western Bank or the Company and other appropriate persons and (iii) assumptions set forth in the opinion with the consent of Western (in the case of the opinion to be delivered by Sullivan & Cromwell) or with the consent of the Company (in the case of the opinion to be delivered by Company Counsel).

          SECTION 5.2. CONDITIONS TO THE OBLIGATIONS OF WESTERN. The obligations of Western and Western Bank to effect the Merger shall be subject to the satisfaction or waiver by Western prior to the Effective Time of the following additional conditions:

          (a) Western shall have received from the Company's independent certified public accountants a "cold comfort" letter or "specified procedures" letter, dated (A) the date of the mailing of the Registration Statement, and (B) shortly prior to the Effective Date, with respect to certain financial information regarding the Company.

          (b) Each of the representations and warranties of the Company contained in this Plan shall have been true and correct on the date hereof and shall be true and correct at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date or period); PROVIDED, HOWEVER, that for purposes of this Section 5.2(b) a representation or warranty shall only fail to be true and correct at the Effective Time if the failure of any such representation or warranty to be true and correct has or constitutes, or is likely to have or constitute or relates to, either individually or in the aggregate with other such representations or warranties, a Material Adverse Effect on the Company; the Company shall have performed, or shall have caused to be performed, in all Material respects, each of its covenants and agreements contained in this Plan required to be performed at or prior to the Effective Time; and Western shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, as to the foregoing to the best of their knowledge.

          (c) Western shall have received the written resignation of each director (in his/her capacity as director) of the Company, effective as of the Effective Time, and such resignations of officers as may be agreed to by Western and the Company pursuant to Section 4.16 hereof.

          (d) The Company or Western shareholders voting against the principal terms of this Plan or giving notice in writing to the Company or Western, as the case may be, at or before the applicable Meeting that such shareholder dissents from the principal terms of this Plan, in the aggregate, shall not hold more than five percent of the Company Common Stock or Western Common Stock, as the case may be (the condition set forth in this paragraph
(d) being referred to herein as the "Dissenters' Rights Condition"); PROVIDED, HOWEVER, that Western may, in its sole discretion, at anytime, either before or after shareholder approval of the principal terms of this Plan, waive the Dissenters' Rights Condition, either in whole or in part.

          (e) Prior to solicitation of shareholder approval, Western shall have received an opinion confirming the fairness of the terms of the Merger to its shareholders from a financial point of view.

          (f) Western shall have received a conformed copy of a certificate of satisfaction of the Franchise Tax Board of the State of California that all taxes imposed by law on the Company have been paid or secured, as filed with the

Secretary of State for the State of California pursuant to Section 1103 of the California Corporations Code.

          (g) As of December 31, 1997, (i) the Company Book Value shall not be less than $77,900,000 and (ii) the Company's allowance for loan and lease losses shall not be less than $7,992,000.

          SECTION 5.3. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company prior to the Effective Time of the following additional conditions:

          (a) The Company shall have received from Western's independent certified public accountants a "cold comfort" letter or letters or "specified procedures" letter or letters, dated (A) the date of the mailing of the Registration Statement, and (B) shortly prior to the Effective Date, with respect to certain financial information regarding Western.

          (b) Each of the representations, warranties and covenants of Western contained in this Plan shall have been true on the date hereof and shall be true in all Material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date or period), PROVIDED, HOWEVER, that for purposes of this Section 5.3(b) a representation or warranty shall only fail to be true and correct at the Effective Time if the failure of any such representation or warranty to be true and correct has or constitutes or relates to, or is likely to have or constitute or relate to, either individually or in the aggregate with other such representations or warranties, a Material Adverse Effect on Western; Western shall have performed, or shall have caused to be performed, in all Material respects, each of its covenants and agreements contained in this Plan required to be performed at or prior to the Effective Time; and the Company shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of Western, dated the Effective Date, as to the foregoing.

          (c) The Company shall have received an opinion, dated the Effective Date, from Sullivan & Cromwell, to the effect that the Western Common Stock being issued pursuant to this plan will be duly authorized, validly issued, fully paid and non-assessable.

          (d) As of the Effective Time, Aubrey L. Austin shall be a member of the board of directors of Western and the Surviving Corporation and shall be the Chairman, President and Chief Executive Officer of the Surviving Corporation.

          (e) Prior to the solicitation of shareholder approval and the Effective Time, the Company shall have received an opinion confirming the fairness of the terms of the Merger to its shareholders from a financial point of view.

                           ARTICLE VI.  TERMINATION

          SECTION 6.1. TERMINATION. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company and Western:

          (a) by the mutual consent of Western and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

          (b) by either of Western or the Company, by written notice to the other, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the principal terms of this Plan at its Meeting, (ii) the failure of the shareholders of Western to approve the principal terms of this Plan at its Meeting, or (iii) a Material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party;

          (c) by either of Western or the Company, by written notice to the other, if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger or any transaction necessary to consummate the Merger;

          (d) by either of Western or the Company, by written notice to the other, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by February 28, 1998, unless the failure so to consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate;

          (e) by Western, by written notice to the Company, if the Company takes, causes to be taken or allows to be taken any action that, without giving effect to the exception contained in Section 4.1 hereof regarding the exercise by the Company's board of directors of its fiduciary duties, would otherwise be prohibited under Section 4.1 hereof; or

          (f) by the Company, by written notice to Western prior to the approval by the shareholders of the Company of the principal terms of this Plan, if the Company receives an Acquisition Proposal on terms and conditions which the board of directors determines, after receiving the written advice of its outside counsel, (i) that to proceed with the Merger will violate the fiduciary duties of the board of directors to the Company's shareholders and
(ii) to accept such proposal; PROVIDED, HOWEVER, that the Company shall not be entitled to terminate this Plan pursuant to this clause (f) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the Material terms and conditions of the proposal, including the identity of the proponent) two business days prior to such determination.

          SECTION 6.2. EFFECT OF TERMINATION. (a) In the event of the termination of this Plan by Western or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of Section 6.2(b) and (c) and Section 8.2 hereof, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.

          (b) The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to the Company as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Plan by the Company pursuant to clause
(iii) of Section 6.1(b) hereof. Accordingly, in the event of such termination, Western shall pay to the Company $5 million plus all costs and expenses incurred by the Company in connection with this Plan, up to $1 million, the parties agreeing that such amount will represent a reasonable estimate of the minimum damage to the Company and not a penalty. The fee payable pursuant to the foregoing sentence shall be payable by Western to the Company by wire transfer to an account designated by the Company in writing, on or before the seventh day after it becomes due. Payment of such amount shall be in full satisfaction of damages to the Company arising from any breach by Western of any of its representations, warranties, covenants or agreements contained herein.

          (c) The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to Western and Western Bank as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Plan by Western pursuant to clause (iii) of Section 6.1(b) or Section 6.1(e) hereof or by the Company pursuant to Section 6.1(f) hereof. Accordingly, in the event of such termination pursuant to clause (iii) of Section 6.1(b), the Company shall pay to Western $3 million, and in the event of such termination pursuant to
Section 6.1(e) or Section 6.1(f), the Company shall pay to Western $10 million, in either case plus all costs and expenses incurred by Western in connection with this Plan, up to $1 million, the parties agreeing that such amounts will represent a reasonable estimate of the minimum damage to Western and Western Bank and not a penalty. The fee payable pursuant to the foregoing sentence shall be payable by the Company to Western by wire transfer to an account designated by Western in writing, on or before the seventh day after it becomes due. Payment of such amount shall be in full satisfaction of damages to Western and Western Bank arising from any breach by the Company of any of its representations, warranties, covenants or agreements contained herein.

                 ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

          SECTION 7.1. EFFECTIVE DATE AND EFFECTIVE TIME. On such date as Western selects after December 31, 1997, which shall, unless such 30 day period ends prior to January 1, 1998, be within 30 days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities, the receipt of all approvals of governmental authorities and the satisfaction or waiver of all other conditions to the consummation of the Merger, or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger and related documents, in customary form, shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date and such time as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such agreement of merger.

                          ARTICLE VIII.  OTHER MATTERS

          SECTION 8.1. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Plan, the following terms shall have the meanings indicated:

          "Company Book Value" means the shareholders' equity of the Company, determined in accordance with GAAP.

          "GAAP" means generally accepted accounting principles applicable to bank holding companies, consistently applied.

          "Material" means material to Western or the Company (as the case may be) and their respective Subsidiaries, taken as a whole.

          "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a Material adverse effect upon (A) the condition (financial or other), properties, assets, business, results of operations or prospects of such person and its Subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan.

          "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "Subsidiary", with respect to a person, means any other person controlled by such person.

When a reference is made in this Plan to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Plan unless otherwise indicated.
The table of contents, index of defined terms and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

          SECTION 8.2. SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in Section 6.2, this Section 8.2, Section 8.6,
Section 8.7 and the last four sentences of Section 4.4 hereof shall survive such termination.

          SECTION 8.3. WAIVER. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or
(ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors.

          SECTION 8.4. COUNTERPARTS. This Plan may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 8.5. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of California.

          SECTION 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PLAN OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 8.7. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

          SECTION 8.8. NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

          If to the Company, to:

               Santa Monica Bank
               1251 Fourth Street
               Santa Monica, Ca 90401
               Telecopier: (310) 917-6573
               Attention: Aubrey L. Austin


               With copies to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, CA 90071
               Telecopier:  (213) 669-6407
               Attention:   Edward J. McAniff

               and

               George W. Collins, Inc.
               520 Broadway, Suite 300
               P.O. Box 2133
               Santa Monica, CA 90407-2133
               Telecopier: (310) 458-2907
               Attention:   George W. Collins, Esq.

          If to Western or Western Bank, to:

               Western Bancorp
               1251 Westwood Blvd.
               Los Angeles, CA 90024
               Telecopier:  (310) 477-8611
               Attention:   Matthew P. Wagner


               With copies to:

               Sullivan & Cromwell
               444 South Flower Street
               Los Angeles, California  90071
               Telecopier:  (213) 683-0458
               Attention:   Stanley F. Farrar

          SECTION 8.9. ENTIRE AGREEMENT; ETC. This Plan, together with the Confidentiality Agreement and the Shareholder Agreements of even date herewith, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 4.6 hereof, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

          SECTION 8.10. ASSIGNMENT. This Plan may not be assigned by any party hereto without the written consent of the other parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                    WESTERN BANCORP



                    By: /s/ Matthew P. Wagner
                       -------------------------------------------
                         Name:  Matthew P. Wagner
                         Title: President



                    WESTERN BANK



                    By: /s/ Matthew P. Wagner
                       -------------------------------------------
                         Name:  Matthew P. Wagner
                         Title: President



                    SANTA MONICA BANK



                    By: /s/ Aubrey L. Austin
                       -------------------------------------------
                         Name:  Aubrey L. Austin
                         Title: President and Chief
                                Executive Officer